CO-DEVELOPMENT AGREEMENT
                          BETWEEN SRI AND EUROBIOTECH


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                                TABLE OF CONTENTS

1.   DEFINITIONS ..............................................................1

2.   LICENSE AND CO-DEVELOPMENT PROGRAM .......................................3

3.   TECHNICAL INFORMATION LICENSE ............................................4

4.   LICENSE FEE AND RESEARCH AND DEVELOPMENT FUNDING .........................5

5.   ACQUISITION ..............................................................6

6.   COMMERCIALIZATION STAGE ..................................................7

7.   SUBLICENSING .............................................................8

8.   PAYMENTS AND REPORTS .....................................................8

9.   RECORDS .................................................................10

10.  DILIGENCE ...............................................................10

11.  OWNERSHIP OF THE TECHNOLOGY, TECHNICAL INFORMATION AND
     IMPROVEMENTS ............................................................10

12.  PATENT PROSECUTION ......................................................11

13.  INFRINGEMENT BY THIRD PARTY .............................................11

14.  REVOCATION PROCEEDINGS ..................................................12

15.  INFRINGEMENT OF THIRD PARTY RIGHTS ......................................13

16.  REPRESENTATIONS .........................................................13

17.  DISCLAIMER ..............................................................14

18.  INDEMNIFICATION .........................................................14

19.  INSURANCE ...............................................................15

20.  TERM AND TERMINATION ....................................................15


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2].  CONFIDENTIALITY; PUBLICATION; PUBLICITY .................................16

22.  DISPUTE RESOLUTION ......................................................18

23.  ASSIGNABILITY ...........................................................19

24.  REFORM ..................................................................20

25.  WAIVER AND ALTERATION ...................................................20

26.  MARKING .................................................................20

27.  IMPLEMENTATION ..........................................................21

28.  GOVERNING LAW ...........................................................21

29.  EXPORTATION OF TECHNICAL INFORMATION ....................................21

30.  HEADINGS ................................................................21

31.  PARTIES INDEPENDENT .....................................................21

32.  COUNTERPARTS ............................................................22

33.  FORCE MAJEURE ...........................................................22

34.  NOTICE ..................................................................21

35.  EXECUTION ...............................................................23

APPENDIX I -    PATENTS

APPENDIX II -   TERMS FOR EUROBIOTECH GROUP, INC. ("EUROBIOTECH")
                AND SOUTHERN RESEARCH INSTITUTE ("SOUTHERN") CO-
                DEVELOPMENT AGREEMENT

APPENDIX III -  EXTENSION OF THE CO-DEVELOPMENT PROGRAM BETWEEN
                SOUTHERN RESEARCH INSTITUTE AND EUROBIOTECH GROUP,
                INC.

APPENDIX IV -   GROSS PROFIT MARGIN AND NET INCOME EXAMPLES

APPENDIX V -    INTER-INSTITUTIONAL AGREEMENT


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                            CO-DEVELOPMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into and effective this 31st day of August 1998, the same date affixed hereto by the party last signing this Agreement, by and between Southern Research Institute having its principal place of business in Birmingham, Alabama, herein called "SRI", and Eurobiotech Group, Inc. having a place of business in 40 South Audley Street, London W1, Great Britain herein called "Eurobiotech".

WITNESSETH

WHEREAS, SRI has rights in patents and technical information relating to the development and uses of 2'-fluoro-2-halo substituted purine nucleosides effective in vivo against hematologic malignancies and solid tumors as well as potentially effective for other therapeutic indications such as skin disorders, arthritis and transplantation immunity; and

WHEREAS, Eurobiotech recognizes that SRI owns inventions and intellectual property useful in the conduct of Eurobiotech's business; and

WHEREAS, Eurobiotech recognizes that its anticipated business activity will encompass the practice of technology that requires a license under patents owned by SRI; and

WHEREAS, Eurobiotech wishes to acquire certain rights to practice the inventions of such patents and technical information; and

WHEREAS the parties have signed a "Terms for ... Co-Development Agreement" set forth in Appendix II, to enter into this Agreement, and

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound thereby, the parties agree as follows:

                                 1. DEFINITIONS

As usual herein the following terms shall have the meanings set forth below:

A. Co-Development Program means the joint development of the Technology by Eurobiotech and SRI.

B. Commercialization Stage means that period of time during which Eurobiotech is directly marketing and selling Product(s) through normal distribution channels in any region of the Territory after receiving regulatory agency approval to do so in such region.

C. Cost of Goods Sold means the release to the current period as a result of the sale of a Product(s) of inventoriable costs (the sum of direct costs and manufacturing overhead) adjusted for changes in ending and beginning inventory levels.


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D.   Eurobiotech means Eurobiotech Group, Inc. and joint ventures, subsidiaries, or other business entities controlled directly or indirectly by Eurobiotech or in which Eurobiotech owns at least fifty-one percent (51%) interest.

E.   Field means,  and is limited to, the practice of the Patent,  Invention and
     Technical   Information   licensed   hereunder  for  use  in  human  health
     applications.

F. Gross Margin means the difference between the manufacturing Cost of Goods Sold and Gross Sales Revenue, with SRI royalties treated as an excluded cost.

G. Gross Profit Margin means the ratio of Gross Margin to Gross Sales Revenue expressed in percentage terms.

H. Gross Sales Revenue means the gross amount recognized by Eurobiotech or its affiliates for the sale of a Product(s) through normal distribution channels (as determined by generally accepted accounting principles), less any deductions for value added taxes incurred and not recovered by Eurobiotech or the equivalent in Great Britain or elsewhere in the Territory.

I. Invention means patented and unpatented, patentable and unpatentable, proprietary technology related to a 2'-fluoro-2-halo substituted purine nucleoside (hereafter "Technology") developed by or on behalf of SRI, that is (i) related to human health applications of the Technology or (ii) necessary for the practice of Technology for human health applications as disclosed and claimed in the Patent(s).

J. Improvement means those unencumbered technology advances in the Technology made by or on behalf of SRI during the term of this Agreement that are either within the scope of and would constitute an infringement of the Patent claims or use Technical Information and are within the Field. SRI shall be obligated to include within the licenses granted only those SRI Improvements developed during the first three (3) years from the effective date of the Agreement which would be reasonably deemed necessary for Eurobiotech's practice of the Technology, and without which such practice would constitute an infringement of SRI's rights, unless such grant is not possible due to SRI's obligations to a third party. Notwithstanding the limitation of SRI's obligation set forth in the previous sentence, all Improvements developed under projects funded, in whole or in part, by Eurobiotech will be included in the licenses granted in this Agreement. In the event that a conflicting obligation prevents SRI from including an Improvement within the grant of license, SRI shall use reasonable efforts to assist Eurobiotech to obtain rights from the appropriate third party or parties.

K.   Licensed   Technology   means  the  Patent,   Improvement,   and  Technical
     Information relating to human health applications of Technology.


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L.   Net Income means the difference  between Gross Sales Revenue and the sum of
     Cost of Goods sold and Operating Expenses (Appendix IV), with SRI royalties, local taxes, corporate income taxes and foreign taxes treated as excluded costs.

M. Patent means the patents and/or patent applications, set forth in Appendix 1, covering the Invention or Improvement as defined above, patents to be issued pursuant thereto, and all divisionals, continuations, continuations-in-part, reissues, substitutions, and extensions thereof, and any patent issuing on a patent application filed after the Effective Date of this Agreement which is included in the grant of license hereunder and any foreign counterparts of the foregoing.

N. Product means a product, service, test, or information which is sold or provided for a fee and but for the license granted herein would infringe one or more claims of a Patent, or was discovered, developed, approved, manufactured or marketed using an Invention, Improvement or Technical Information.

0. Technical Information means unencumbered published or unpublished confidential and proprietary information in the nature of research and development information, knowledge and technical data, together with trade secrets relating to the Technology, including any inventions in the possession of and belonging solely to SRI on or prior to the Effective Date of this Agreement and which SRI has the obligation to include in this Agreement, or which comes into the possession of Eurobiotech during the term of this Agreement and which is generated as a consequence of access to technical information provided by SRI. SRI shall include herein only that Technical Information which is reasonably necessary for Eurobiotech's practice of the Invention or without which such practice would constitute an infringement of SRI's rights. Technical Information includes only the above information which is developed by or on behalf of SRI, or is generated pursuant to research funded, in whole or in part, by Eurobiotech.

P.   Territory means worldwide,  with the exception of Japan and Southeast Asia.
     Southeast  Asia  consists  of  Indonesia,   Malaysia,  Taiwan,  Hong  Kong,
     Singapore, Vietnam, Cambodia, Thailand, Laos, Philippines and South Korea.

                      2. LICENSE AND CO-DEVELOPMENT PROGRAM

A. The parties to this Agreement hereby agree to jointly co-develop the Technology according to the terms of this Agreement which supersedes the "Terms for ... Co-Development Agreement" set forth in Appendix II and all other written or verbal agreements, express or implied, between SRI and Eurobiotech relating to co-development of the Technology except for the written understanding set forth in Appendix III.

B.   SRI  hereby  grants  to  Eurobiotech,  to the  extent  of the Field for the
     Territory,   an  exclusive  license  to  make,  have  made,  use  and  sell
     Product(s).


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C.   The exclusive  license set forth herein shall remain  exclusive for so long as Eurobiotech meets the payments and other obligations set forth with regard to the development and commercialization of the Licensed Technology or a Product. If such conditions are not met, SRI, in its sole discretion, may elect to terminate the Co-Development Agreement or take whatever actions it deems necessary.

D. SRI reserves for itself all rights to practice the Inventions, Patent, Improvements and Technical Information except as exclusively licensed herein.

                        3. TECHNICAL INFORMATION LICENSE

A. To the extent it is able to do so, SRI hereby grants to Eurobiotech, to the extent of the Field for the Territory, an exclusive license to use the Technical Information necessary to practice the Technology such that Eurobiotech may make, have made, use and sell Product(s), including disclosures of the Technical Information as needed to obtain patent rights or authorization to sell or manufacture Products or services in the Field within any political jurisdiction requiring such disclosure.

B. The exclusive license set forth herein shall remain exclusive for so long as Eurobiotech meets the payments and other obligations set forth with regard to the development and commercialization of the Licensed Technology or a Product. If such conditions are not met, SRI in its sole discretion may elect to terminate the Co-Development Agreement or take whatever action it deems necessary.

C. (1) SRI shall make efforts to make available to Eurobiotech Technical Information in SRI's possession related to the Technology that SRI has the obligation to disclose under this Agreement. Eurobiotech shall not disclose to third parties any Technical Information furnished by SRI during the term of this Agreement, or any time thereafter, provided, however, that disclosure may be made of any such Technical Information at any time: (i) with the prior written consent of SRI, or (ii) to the extent necessary, to Eurobiotech's sublicensees and purchasers of Eurobiotech's Product(s) or services, or (iii) after the same shall have entered into the public domain through no fault of Eurobiotech or Eurobiotech's subsidiaries. Disclosure of Technical Information is permitted without a prior written consent of SRI to the extent required by statute, rule or regulation of a governing body during the course of Eurobiotech's normal business practices, or in the application or prosecution of an application for patent rights, or in connection with securing financing for the development or commercialization of the Technology or a Product. Eurobiotech shall inform SRI of any such disclosure and use its best efforts to protect its confidentiality under such disclosure. Any combination of Technical Information shall not be considered in the public domain merely because individual elements thereof are in the public domain. To the extent that any such Technical Information is disclosed to Eurobiotech's sublicensees and purchasers of Eurobiotech's Product(s) or services, the agreements contained in this Section shall be made


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     Eurobiotech  under a  confidentiality  agreement  to  apply  to and be made binding upon all such parties.

     (2) The fact that some or all of the Technical Information becomes public knowledge shall not affect the financial obligations for use of the Technical Information licensed under this Agreement if such Technical Information was used or usable in the discovery, development, manufacture, or approval for sale of a Product within the Field.

               4. LICENSE FEE AND RESEARCH AND DEVELOPMENT FUNDING

A. Eurobiotech shall pay the costs of any further pre-cliical development work deemed necessary prior to commencing clinical trials, and this shall include the development of the Product for other therapeutic applications, the use of different formulations and preparations of the Product and oral and parenteral preclinical toxicology. The costs of pre-clinical development is anticipated not to exceed $1 million (one million U.S. dollars). Subject to funding by Eurobiotech, SRI shall perform the necessary pre-clinical studies whenever appropriate, unless agreed by both parties that the work would be more advantageously performed by a third party. Eurobiotech's retention of rights to therapeutic areas outside of cancer is contingent upon Eurobiotech providing funding support for development of such areas in accordance with the commitments of the business development plan, as indicated in Article 10, and as periodically reviewed and updated as agreed to by the parties.

B. Eurobiotech shall pay the costs of a Phase I clinical trial of the Product for hematologic malignancies, to be performed at the Leukemia Unit at the M D Anderson Cancer Center in Houston, Texas. The costs of such development will not exceed $1.25 million (one million, two hundred and fifty thousand U.S. dollars). Both parenteral and oral modes of administration will be studied if warranted by commercial considerations and the preclinical toxicology work.

C. Upon successful completion of Phase I clinical trials Eurobiotech shall pay the costs of a multi-center Phase II clinical trial of the Product in hematologic malignancies.

D. Upon successful completion of Phase II clinical trials SRI and Eurobiotech may jointly pay the costs of Phase III clinical trials and further Product development. If SRI shall not jointly fund the cost of such trials Eurobiotech may pay the costs in full after paying a non-refundable option fee of $750,000 within 60 days of completion and evaluation of Phase II trials or 60 days from the commencement of Phase III trials, whichever is the earlier. If the parties jointly develop the Product in Phase III trials no option fee shall be payable by Eurobiotech.

E.   Eurobiotech   shall  issue  to  SRI  100,000  shares  of  common  stock  of
     Eurobiotech Group, Inc. within 30 days of the Effective Date of this Agreement.


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F.   Eurobiotech  shall pay to SRI the sum of  $750,000  upon the earlier of the completion of Phase III trials in Europe or the initiation of sales of the Product in the USA.

G.   Eurobiotech  shall  pay the cost of  prosecuting,  filing  and  maintaining
     patents  and  defending  revocation   proceedings  on  patents  and  patent
     applications, on the Product within the Territory.

H. Eurobiotech shall also pay the costs as in 4G, if any, for those Sloan-Kettering Institute for Cancer Research ("SKI") patents which the Product might infringe but for the separate Agreement between SKI and SRI (Appendix V) which provides SRI and Eurobiotech the rights to such Sloan-Kettering Institute for Cancer Research patents in the Field for the Territory for the Product.

                                 5. ACQUISITION

     Acquisition of the Licensed Technology is meant in its broadest sense including assignment, transfer, sublicense, merger, joint venture and so on and so forth.

A.   Prior to Phase III Clinical Trials

     If all or part of the rights granted to Eurobiotech are acquired by a third party at, or before completion of Phase II clinical trials or prior to Phase III clinical trials, all current or future payments derived by Eurobiotech from the transfer, whether in cash, shares, property or any other form of payment, including but not limited to up-front payments, milestone payments and royalties will be divided equally between SRI and Eurobiotech.

B.   During or After Phase III Clinical Trials

     If Eurobiotech alone funds Phase III clinical trials, then if all or part of the rights are acquired by a third party during or after completion of Phase III trials, all current or future payments derived by Eurobiotech from the transfer, whether in cash, shares, property or any other form of payment, including but not limited to up-front payments and milestone payments but excluding royalties will be shared on the basis of 65% to Eurobiotech and 35% to SRI until 50% of the monies expended by Eurobiotech in conducting the Phase III trials are reimbursed. Thereafter, both parties shall receive 50% each of all payments derived form the acquisition, exclusive of royalty payments. Royalty payments related to the acquisition of rights by a third party in order to market or further sublicense Product(s) shall be divided in the ratio Eurobiotech 65; SRI 35.

     If a third party funds the Phase III trials either in whole or in part in return for rights, the parties to this Agreement shall divide all payments including up-front payments, milestone payments and royalties from that third party in equal amounts.


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     If the parties to this Agreement share Phase III trial costs equally,  then if all or part of the rights are acquired by a third party during or after completion of Phase III trials, all current or future payments derived from the acquisition will be divided equally between SRI and Eurobiotech.

C.   Manufacturing

     Should Eurobiotech manufacture or have Product(s) manufactured for sale to any unaffiliated third party acquirer such as a sublicensee or joint venture prior to, during or after Phase III clinical trials, SRI shall receive 35% of Net Income from such sale(s).

D.   Approval

     The foregoing scenarios (articles 5A and 5B) are subject to the approval of SRI which shall not be unreasonably withheld.

                           6. COMMERCIALIZATION STAGE

A. Eurobiotech shall have exclusive rights to market the Product in the Territory under the following terms: For the Patent and Technical Information licenses granted herein, Eurobiotech shall pay to SRI a royalty of 7% of the Gross Sales Revenue of all Product(s) sold to an unaffiliated third party, likely to be a distributor or wholesaler, but not limited to such, where Eurobiotech is responsible for the marketing of the Product. In addition to the seven percent of Gross Sales Revenue, if the Gross Profit Margin from operations in any geographical area equals or exceeds 31% a further profit-sharing agreement will apply, according to the following formula and further exemplified in Appendix IV:

          Gross Profit Margin           Payment as % of Net Income
          -------------------           --------------------------
                 >70%                             20%
               50-70%                             10%
               31-49%                              5%

B. If the Product incorporates inventions, patents, or technical information that is necessary for the successful commercialization of the Product and that is obtained from sources other than SRI, the Parties agree to negotiate in good faith a new royalty rate to reflect the contribution of such third party inventions, patents, or technical information, but in no event shall the royalty rate be reduced by more than 50%.

C. If this Agreement is for any reason terminated before all the earned royalties herein provided for have been paid, Eurobiotech shall immediately pay to SRI any remaining unpaid balance of earned royalties even though the due date provided in Article 8 has not been reached.


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D.   If  Eurobiotech  shall  sell  the  rights  to  the  Technology  during  the
     Commercialization Stage, in combination with the sale, acquisition, merger or disposition of Eurobiotech Group, Inc., Eurobiotech, SRI and the third party(ies) shall negotiate in good faith the specific details for such sale of rights, subject to the approval of SRI which shall not be unreasonably withheld.

                                 7. SUBLICENSING

A. Eurobiotech shall have the right to sublicense in the Field for the Territory.

B. Eurobiotech will keep SRI routinely updated on progress of discussions and negotiations with potential sublicensees. SRI shall have the right to review the form of sublicenses to be granted hereunder prior to the execution of the same by Eurobiotech. Eurobiotech agrees that sublicense agreements shall conform in all material respects to the terms and conditions of this Agreement. If SRI has not objected within thirty (30) days of receiving the form of such agreement describing the material terms, Eurobiotech may proceed to negotiate and grant sublicenses without further review by SRI if the form of the sublicense has not materially changed. Eurobiotech shall provide SRI with a copy of each sublicense within thirty
     (30) days of execution, and shall not grant to its sublicensees any SRI rights not conveyed by this Agreement.

C. If this Agreement is terminated for any reason, except breach of contract by SRI, any sublicense shall automatically transfer to SRI, unless sublicensee is in breach or default of sublicense, and remain in full force and effect so long as the sublicensees performs the obligations of the sublicense, and Eurobiotech will execute such documents as may be requested by SRI to attest to the transfer to SRI of all sublicense rights, including the right to receive future payments.

                             8. PAYMENTS AND REPORTS

A. Payments owed to SRI shall be payable within ten (10) days of receipt by Eurobiotech except as stated otherwise elsewhere in this Agreement and except for royalties and profit-sharing compensation as a result of direct marketing of Product by Eurobiotech.

B. Royalties and profit-sharing compensation owed to SRI as a consequence of direct marketing of Product by Eurobiotech shall be due for each calendar quarter beginning with the first calendar quarter in which sales occur and shall be payable to SRI within forty-five (45) days following the last day of the applicable calendar quarter.

C. All payments from Eurobiotech to SRI shall be made in U.S. dollars by corporate check SRI at the address specified in Article 34 or an address designated in writing by SRI from time-to-time.


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D.   With respect to non-dollar denominated payments owed by Eurobiotech to SRI, such payments shall be converted into U.S. Dollars at the conversion rate(s) published in The Wall Street Journal (Eastern Edition) as of the last business day of the calendar quarter included in the report.

E. In the event that Eurobiotech is prevented from making any payment to SRI under this Agreement by virtue of restrictions on currency conversion or repatriation under the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which accrued to SRI's account in a bank acceptable to SRI in the country whose currency is involved. If the local currency cannot be converted or remitted to SRI within twelve
     (12) months from the initial deposit, Eurobiotech shall pay SRI the equivalent of such amount at the initially computed conversion rate (including any interest earnings) in United States dollars, and the local currency shall be transferred to an account in a bank acceptable to Eurobiotech in that country.

F. Payments to SRI hereunder shall be deemed paid as of the day on which they are received at the address designated pursuant to Article 34. Any part of a payment which is not paid on or before the date when due shall accrue interest thereon from such date until the date of its payment in full at two (2) percentage points over the per annum interest rate published as the "Prime Rate" in The Wall Street Journal (Eastern Edition), but in no event shall such rate exceed the maximum rate permitted by applicable law.

G. All foreign taxes, assessments and fees of any nature levied or incurred on account of any payments accruing under this Agreement will be assumed and paid by Eurobiotech and not deducted from payments owed to SRI.

H. Eurobiotech shall deliver to SRI within forty-five (45) days after the end of each calendar quarter a report, certified by the chief financial officer (or equivalent) of Eurobiotech, setting forth in reasonable detail the calculation of SRI payments made during the quarter and for each calendar quarter, including gross sales, value added taxes, number of units sold, unit price and the like on a country-by-country basis by Eurobiotech, sublicensees, joint ventures and their affiliates.

I. The Eurobiotech report to SRI shall be supported by and based upon a similar financial report or, if permitted, a copy from each sublicensee and other commercialization entity(ies).

J. The parties will promptly share all information generated under the Co-Development Program pursuant to the confidentiality provisions of
     Article 21 and with particular respect to the preclinical studies and clinical trials. Upon commercialization of the Product(s), Eurobiotech shall provide SRI with quarterly updates (which may be oral unless other requested by SRI) in reasonable detail, describing Eurobiotech's plans, activities and accomplishments.

                                   9. RECORDS

Eurobiotech shall keep accurate records of all operations affecting payments hereunder, and shall permit SRI or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter. The fees charged for an SRI authorized audit shall be paid by SRI; provided, however, that if an audit discloses an underpayment by Eurobiotech of more than five percent (5%) for such audited period, Eurobiotech shall pay the reasonable fees and expenses charged by the firm conducting the audit.

                                  10. DILIGENCE

A. In conjunction with the developmental actions and commercialization activities of Eurobiotech referred to throughout this Agreement, the parties shall prepare, within 90 days of the date of signing of this Agreement, a business development plan outlining the strategy, timing and implementation of steps to commercialize the technology.

B. Retention of rights by Eurobiotech is contingent upon submission of a NDA to the FDA within four years of the effective date of this Agreement.

                   11. OWNERSHIP OF THE TECHNOLOGY, TECHNICAL
                          INFORMATION AND IMPROVEMENTS

A. SRI and Eurobiotech shall each retain full ownership of their existing intellectual property rights including rights in the process of being protected and rights conceived but not yet reduced to practice as of the effective date of this Agreement.

B. All Improvements by SRI developed under projects funded, in whole or in part, by Eurobiotech shall be owned by SRI and shall be included in the licenses granted in this Agreement. In the event that a conflicting obligation prevents SRI from including such an Improvement, SRI shall use reasonable efforts to assist Eurobiotech to obtain rights from the appropriate third party or parties.

C. All Improvements by SRI made during the first three (3) years from the effective date of the Agreement and not developed under projects funded, in whole or in part, by Eurobiotech, shall be owned by SRI and if deemed reasonably necessary for Eurobiotech practice of the Technology, without which such practice would constitute an infringement of SRI's rights, shall be included to the extent necessary, as decided solely by SRI, in the licenses granted in this Agreement, unless inclusion is not possible due to SRI's obligations to a third party. In the event that a conflicting obligation prevents SRI from including such an Improvement, SRI shall use reasonable efforts to assist Eurobiotech to obtain rights from the appropriate third party or parties.

D. Eurobiotech shall have the first right of negotiation to a license or other commercial arrangement to any SRI intellectual property developed under projects funded, in whole or in part, by Eurobiotech, which does not constitute an Improvement.

                             12. PATENT PROSECUTION

A. SRI shall file, prosecute and maintain all of the Patent that are the property of SRI.

B. Eurobiotech shall bear all patenting expenses related to the filing, prosecution or maintenance of all Patent and Improvement licensed hereunder in whole or in part.

C. SRI shall furnish Eurobiotech with copies of all allowed claims when such claims are allowed in the Field and in the Territory for all Patent and Improvement licensed hereunder.

D. SRI shall provide Eurobiotech with draft copies of all correspondence and filings and related prosecution documents on the Patent and Improvement licensed hereunder and Eurobiotech shall promptly provide comments, if any, to SRI. SRI shall confer with Eurobiotech, and make reasonable efforts to adopt Eurobiotech's suggestions regarding prosecution tactics and strategy. Notwithstanding the foregoing, SRI shall have the right to take such actions as are reasonably necessary, in its good faith judgement, to preserve all rights under the Patent and Improvement throughout the
     Territory. As soon as practical, subsequent to the filing of any prosecution document, SRI shall provide Eurobiotech with a copy of such document. In addition, SRI shall copy Eurobiotech with any official office action and SRI responses and submissions. Eurobiotech shall bear the expenses of the activities noted in this Article 14.E.

E. SRI will inform Eurobiotech at least sixty (60) days prior to any decision having as a result the failure to file, or the abandonment of Patent applications or failure to maintain a Patent, Patents and Improvements licensed hereunder so that Eurobiotech may take over and maintain such Patent and Improvements in force.

F. Provided that SRI has been informed by Eurobiotech at least sixty (60) days in advance, in the event that Eurobiotech decides not to pay patenting expenses in any jurisdiction, SRI may elect to maintain such Patent and Improvements in force and terminate Eurobiotech's licenses granted as for the jurisdiction in which Eurobiotech abandoned or failed to file or maintain such Patent rights. Notwithstanding the foregoing, Eurobiotech shall be obligated to pay patenting expenses within the European Community.

                         13. INFRINGEMENT BY THIRD PARTY

A. Either party shall notify the other party of any suspected infringement by a third party of the Patent in the Field and the Territory, and each party shall inform the other of any evidence of such infringement(s).

B. Eurobiotech shall have the first right to institute suit for infringement(s) in the Field and Territory so long as this Agreement remains exclusive. At Eurobiotech's expense, SRI will reasonably assist Eurobiotech in such prosecutions if so requested by Eurobiotech, and will lend its name to such actions if requested by Eurobiotech or required by law. Notwithstanding the foregoing SRI shall have the right to participate and be represented in any such prosecutions by its own counsel at its own expense.

C. If SRI notifies Eurobiotech of its desire to institute suit for infringement(s) and Eurobiotech fails to exercise its first right to do so within ninety (90) days of such notice, then SRI may, at its own expense, bring suit or take any other appropriate action. At SRI's expense, Eurobiotech will reasonably assist SRI in such prosecutions if so requested by SRI, and will lend its name to such actions if requested by SRI or required by law. Notwithstanding the foregoing Eurobiotech shall have the right to participate and be represented in any such prosecutions by its own counsel at its own expense.

D. No settlement of any suspected infringement(s), whether or not a suit has been instituted, may be entered into without the express written consent of Eurobiotech and SRI.

E. Any amounts recovered pursuant to an infringement suit, settlement or otherwise shall be retained by and be the property of the party bringing the action. In the event Eurobiotech receives any monies or other consideration from a third party as a result of Eurobiotech's exercise of its rights under Article 13 of this Agreement, Eurobiotech shall first be reimbursed for expenses incurred and paid for, SRI shall then receive a portion of the remainder in accordance with the applicable provision(s) of
     Article 6 as applied to all such monies or other considerations whether such monies or other considerations are denoted as "royalties," "damages," "releases" from prior acts, or any other designation.

F. If Eurobiotech fails to exercise its first right to institute suit for infringement(s) and SRI elects not to institute suit, then SRI shall provide Eurobiotech with at least sixty (60) days notice of its intention to terminate Eurobiotech's licenses granted in those jurisdictions affected by the infringement or to take any other action it sees fit in its best judgement.

                           14. REVOCATION PROCEEDINGS

A. In the event either party becomes aware of the institution by a third party of any proceedings for the revocation of any Patent, patents or
     Improvements in any country in the Territory licensed hereunder to Eurobiotech, such party shall notify the other party promptly. Eurobiotech shall defend any such proceedings at its own expense, in its own name.

B. SRI shall have the right to participate in such revocation proceedings at Eurobiotech's expense, and will lend its name to such proceedings if requested by Eurobiotech or required by law. Sublicensees of Eurobiotech shall also have the right to participate in such revocation proceedings.

C. Settlement of any revocation proceedings shall be subject to the approval of SRI; such approval shall not be unreasonably withheld.

                     15. INFRINGEMENT OF THIRD PARTY RIGHTS

A. SRI "does not warrant" as stated in Article 17. Disclaimer, "that the patents will be free from claims of infringement by third parties or any other rights of third parties."

B.   Eurobiotech  as  stipulated  in  Article  18.  Indemnification,  "agrees to indemnify,  hold harmless and defend  SRI....  from and against any and all demands, claims, suits, and actions ..." which includes infringement of third party rights.

C. SRI will reasonably assist Eurobiotech to defend or settle such third party claim if so requested and at the expense of Eurobiotech.

D. SRI shall have the right to participate and be represented in any such claim by a third party by its own counsel.

E. No settlement of any third party claim may be entered into without the express written consent of SRI.

F. In the event, by way of counterclaim or otherwise, either party or both parties recover any damages or other sums in any action, suit, or proceeding involving a claim by a third party, or in settlement thereof, such recovery shall be applied and shared as mutually agreed.

                               16. REPRESENTATIONS

A. This Agreement is entered into by SRI in its corporate capacity. It is understood and agreed that the U.S. Government is not a party to this Agreement and in no manner whatsoever shall be liable for or assume any responsibility or obligation for any claim, cost, or damages arising out of or resulting from this Agreement or the subject matter licensed.

B. Nothing in this Agreement shall be deemed to be a representation or warranty by SRI, or the U.S. Government, of the safety, merchantability or usefulness for any purpose, of any technical information, techniques or practices at any time made available by SRI to Eurobiotech hereunder.

C. SRI represents that it has the right to grant all of the rights herein, except for a non-exclusive, non-royalty bearing, non-commercial license to the Government of The United States of America.

D. SRI is unaware of any claims asserted against SRI by any third parties with respect to Patent infringement or any other type of liability relevant to licensing of the Inventions, which have not been disclosed to Eurobiotech as of the Effective Date of this Agreement.

E. SRI represents that it has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated therein.

F. Eurobiotech represents that it has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated therein.

G. Eurobiotech shall accept liability for or on account of any injury, loss or damage, of any kind or nature sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon either party arising out of or in connection with or resulting from (i) the production, use or sale of any Product or (ii) the use of any technical information, techniques, or practices disclosed by either party, or (iii) any advertising or other promotional activities with respect to any of the foregoing. If a sublicense is granted by Eurobiotech to a third party that third party shall accept all liability for any injury, loss or damage as defined above.

                                 17. DISCLAIMER

EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 16, SRI DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE TECHNOLOGY OR ANY TECHNICAL INFORMATION COMMUNICATED TO EUROBIOTECH BY SRI. SPECIFICALLY, BUT WITHOUT LIMITING THE FOREGOING, SRI MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS (FOR A PARTICULAR PURPOSE OR OTHERWISE), QUALITY OR USEFULNESS OF THE TECHNOLOGY. ALL PHYSICAL EMBODIMENTS OF THE TECHNOLOGY PROVIDED BY SRI HEREUNDER ARE PROVIDED ON AN "AS IS" BASIS. SRI DOES NOT WARRANT THE ACCURACY OF ANY INFORMATION INCLUDED WITHIN THE TECHNICAL INFORMATION NOR DOES SRI WARRANT THAT ANY SUCH INFORMATION CONSTITUTES TRADE SECRETS OR
CONFIDENTIAL INFORMATION OR THAT THE PATENTS WILL BE FREE FROM CLAIMS OF INFRINGEMENT BY THIRD PARTIES OR ANY OTHER RIGHTS OF THIRD PARTIES.

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES IN TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE INCURRED BY OTHER PARTY OR ANY THIRD PARTY.

                               18. INDEMNIFICATION

     Eurobiotech hereby agrees to indemnify, hold harmless and defend SRI and SKI and its officers, directors, representatives, agents and employees from and against any and all demands, claims, suits or actions of any character presented or brought on account of any injuries, losses or damages sustained by any person or property in consequence of (i) any act or omission of Eurobiotech or its agents, employees or subcontractors, or (ii) any liability under Article 160, except for any injuries, losses or damages that specifically result from the negligence or willful misconduct of SRI or SKI. The foregoing indemnity shall include but not be limited to court costs, attorneys' fees, costs of investigation and costs of defense associated with such demands, claims, suits or actions.

                                  19. INSURANCE

       Eurobiotech shall maintain, during the term of this Agreement, reasonable amounts of comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover the activities of Eurobiotech, its affiliates and sublicensees hereunder. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or beyond the expiration or termination of this Agreement during the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Eurobiotech or by a sublicensee, affiliate or agent of Eurobiotech. Such insurance shall include SRI as an additional insured. Eurobiotech shall furnish to SRI a certificate of insurance evidencing such coverage and periodically, upon request, provide evidence that the coverage is still in effect.

                            20. TERM AND TERMINATION

A. This Agreement shall commence on the Effective Date and, unless sooner terminated under this Article 20, shall expire upon the later of: (i) expiration of the last to expire of all Patent(s), Improvement(s), and Patent(s) licensed under this Agreement [hereafter "Licensed Patents" only for Article 20], including any extensions thereof and any periods of exclusivity granted by regulatory agencies or other governmental bodies;
     (ii)  Eurobiotech  is no longer due any payments  from  Sublicensee(s);  or
     (iii) Eurobiotech is no longer directly marketing a Product.

B. The payment obligations under the licenses granted to Eurobiotech for Licensed Patents and Technical Information shall continue throughout the term as defined in Article 20.A but would be subject to good faith renegotiations upon the expiration of the last to expire of the Licensed Patents, or upon the abandonment of the last to be abandoned of any patent applications if no patents have been issued, whichever is the later, unless this Agreement is sooner terminated. Such good faith renegotiations shall take into account on a country-by-country or regional basis but not be limited to: (i) Product competition; (ii) utilization, incorporation and value of Technical Information; (iii) value of Technical Information if no longer confidential or proprietary through no fault of Eurobiotech, its Sublicensee(s), contractors, financiers or any other Eurobiotech agent(s) or purchasers of Product or services having access to Technical Information; (iv) the applicable contract or patent law or (v) prior payment commitments such as in Article 3.C(2).

C. Eurobiotech may terminate this Agreement at any time upon ninety (90) days written notice to SRI and upon payment of all amounts due SRI through the effective date of the termination.

D. Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination. Eurobiotech and any sublicensee may, however, after the effective date of such termination, sell all Products in inventory provided that Eurobiotech shall pay to SRI the royalties and profit-sharing thereon as required by Article 6 hereof and submit the reports required by Article 8 hereof.

E. Except as provided in Article 13F above, if either party shall be in default of any obligation hereunder, the other party may terminate this Agreement by giving Notice of Termination by Certified or Registered Mail to the party at fault, specifying the basis for termination. If within sixty (60) days after the receipt of such Notice of Termination, the party in default shall remedy the condition forming the basis for termination such Notice of Termination shall cease to be operative, and this Agreement shall continue in full force.

F. SRI shall have the right to terminate this Agreement if Eurobiotech shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors, or if Eurobiotech fails to submit an NDA as provided in Article 10B.

G. Eurobiotech shall inform SRI of its intention to file a voluntary petition in bankruptcy or of another's intention to file an involuntary petition in bankruptcy to be received at least thirty (30) days prior to filing such a petition. Eurobiotech's filing without conforming to this requirement shall be deemed a material, pro-petition incurable breach not subject to the Notice requirement of Paragraph 20.

H. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Eurobiotech's obligation to pay SRI any payments or other consideration accrued but unpaid prior to termination shall survive the termination of this Agreement. In addition, Articles 5, 6, 8, 9, 17, 18, 19, 21, 22, 28 and 34 as well as any other provisions to the extent required for the full observation and performance of the foregoing Articles or which by their nature are intended to survive such termination, shall survive the termination of this Agreement and continue to be enforceable.

                   21. CONFIDENTIALITY; PUBLICATION; PUBLICITY

A. In fulfilling their obligations under this Agreement, it may be desirable or necessary for the parties to disclose to one another certain of their Confidential Information. In the event of receipt of such Confidential Information, the receiving party agrees to preserve such information as confidential and not to disclose it to third parties or to use it except in connection with this

     Agreement during the term of this Agreement and for a period of five (5) years following its termination. The foregoing obligations shall not apply to any information that:

     1. is now in the public domain or becomes generally available to the public through no fault of the receiving party;

     2. is already known to, or in the possession of, the receiving party as can be demonstrated by documentary evidence;

     3. is disclosed to the receiving party on a nonconfidential basis by a third party having the right to make such disclosure; or

     4.   is   independently   developed  by  the  receiving  party  as  can  be
          demonstrated by documentary evidence.

     For the purposes of the preceding portion of this Section A, Article 21 only, "parties" or "party" but not "third parties" or "third party" may also include SKI.

     In addition, to the extent reasonably necessary to fulfill its obligations or exercise its rights under this Agreement (i) a party may disclose Confidential Information to its Affiliates, Sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such persons or entities agree to be bound by the provisions of this Article 20, (ii) a party or its Affiliates or Sublicensees may disclose Confidential Information to governmental or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or regulatory authorizations, provided the disclosing party shall request confidential treatment thereof, and (iii) a party may disclose Confidential Information as required by applicable law, regulation or judicial process, provided that such party shall give the other party
     (x) prior written notice thereof, (y) adequate opportunity to object to any such disclosure or to request confidential treatment thereof, and (z) shall take all steps reasonably possible to minimize the disclosure to that level mandated by law.

B. (i) If either party desires to publish or present the results of the Co-Development Program, the publishing/presenting party shall provide the non-publishing/non-presenting party a copy of the manuscript of any proposed publication or presentation. The non-publishing/non-presenting party shall then have thirty (30) days to review and comment on the manuscript or presentation, and the publishing/presenting party agrees to delete any information identified by the non-publishing/non-presenting party as its Trade Secrets or Confidential Information.

     (ii) In the event the non-publishing/non-presenting party determines that a Patent application covering information contained in the proposed publication or presentation should be filed, the party proposing the publication or presentation shall delay such publication or presentation for up to sixty (60) days to allow such filing to be made.

C. Each party shall provide the other party with the prior opportunity to review and approve any press releases or similar public announcements concerning this Agreement or clinical, regulatory and commercial developments related to Products as soon as practicable, but in no event later than 24 hours before an announcement is made. Eurobiotech shall not use the name of SRI or otherwise refer to any organization related to SRI, except with the written approval of SRI, such approval not to be unreasonably withheld.

                             22. DISPUTE RESOLUTION

A. The parties shall attempt to resolve through good faith discussions any dispute which arises under this Agreement. Any dispute may, at the election of either party, be referred to the chief executive officers, or the equivalent, of each party. If they are unable to resolve the dispute, within thirty (30) days after delivery of written notice of the dispute from one party to the other, either party may seek to resolve it by initiating Alternative Dispute Resolution ("ADR") at the geographical location of the noninitiating party in which the Judicial Arbitration and Mediation Services ("JAMS") of such location, through a panel of three (3) arbitrators (the "Arbitrators"), shall control the proceedings as provided herein. If JAMS is not in existence at the time of such dispute, the American Arbitration Association, of such location shall be substituted.

B. An ADR shall be initiated by a party by sending written notice thereof to the other party and JAMS, which notice shall state the issues to be resolved. Within ten (10) business days after receipt of such notice, the other party may, by sending written notice to the initiating party and JAMS, add issues to be resolved. Within twenty (20) business days after the date of the original ADR notice, JAMS shall nominate to the parties at least ten (10) qualified nominees from JAMS' panel. Each party shall have five (5) business days after the receipt of such nominations to select one Arbitrator. The two (2) Arbitrators so selected shall mutually agree on a third arbitrator to complete the panel.

C. Each Arbitrator shall have experience in the Field relevant to the dispute and in intellectual property law matters. In the event of a dispute between the parties relating to the calculation of any royalties or the amount of other consideration payable under this Agreement (including without limitation, the results of any audit conducted on behalf of a party pursuant to Article 9), then, in addition to the procedure set forth above and in Article 22.B, the Arbitrators shall be partners or full members of an internationally recognized certified public accounting firm which is not an auditing firm for either party and has not provided material services to either party during the last two (2) year period prior to the date of ADR initiation.

D. Except as otherwise provided in this Article 22, such hearing shall be conducted pursuant to the JAMS Rules or the Commercial Arbitration Rules of the American Arbitration Association (AAA) as applicable.

E. The Arbitrators shall render a disposition on the proposed rulings as expeditiously as possible after the hearing, but not later than fifteen
     (15) business days after the conclusion of the hearing. In the circumstances where the Arbitrators rule for a party on a claim in the form of a claim for monetary damages, the parties will then submit a proposed remedy within ten (10) days of notice of the ruling. The proposed remedy may be accompanied by a brief in support of the remedy not to exceed five
     (5) pages.  The Arbitrators  will rule on the proposed  remedies within ten
     (10) days of their submission. The Arbitrators' disposition shall be final and not appealable, except that either party shall have the right to appeal such disposition on the basis it was affected by fraud or bad faith in connection with the ADR proceedings. A judgment on the Arbitrators' disposition may be entered in any court having jurisdiction over the parties. The reasonable fees and expenses of the Arbitrators, as well as the standard charges of JAMS for its assistance, shall be borne equally by the parties or as they may otherwise agree.

F. A party shall not be prohibited from bringing a claim for resolution under this Article 22 on the ground that the claim could have been brought during an earlier proceeding under this same Article.

G. The following disputes, causes of action or claims shall not be subject to the dispute resolution process set forth in this Article 22:

     (i) a claim arising from a suit, action, or proceeding brought by a third party or Sublicensee not subject to ADR;

     (ii) a claim relating to undisputed amounts owed by either party to the other under this Agreement;

     (iii) a suit, action, or proceeding to compel either party to comply with the dispute resolution procedures set forth in this Article 22;

     (iv)  a   dispute,   controversy,  or   claim   relating   to  the   scope,
           enforceability, infringement or validity of a patent or trademark of either party; and

     (v)   a cause of action seeking temporary or preliminary injunction relief.

                                23. ASSIGNABILITY

A. Eurobiotech shall not assign any rights under this Agreement not specifically transferable by its terms without prior written consent of SRI. SRI may not assign its rights hereunder without the prior written consent of Eurobiotech.

B In the event of a Change of Control (as defined below) of Eurobiotech, SRI may elect, upon not less than sixty (60) days written notice following the Change of Control or receipt of notice provided pursuant to Article 23.C, to terminate this Agreement if such Change of Control is not, in the good faith judgement of SRI, in the developmental and/or commercial interest of the Licensed Technology or significantly limits its applicability or scope.

C. For purposes of this Article 23C, "Change of Control" shall be deemed to have taken place if (a) a third party, including a "group" as defined in section 13(d)(3) of the Securities Exchange Act of 1934 but excluding the current directors of Eurobiotech, becomes the beneficial owner of shares having fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of Eurobiotech; or (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), (X) the persons who were directors of Eurobiotech before the Transaction shall cease to constitute a majority of the Board of Directors of Eurobiotech or any successor to Eurobiotech, or (Y) there is the sale, exchange of other disposition of all or substantially all of Eurobiotech's assets to a third party. Within thirty (30) days following a Change of Control of Eurobiotech, Eurobiotech shall provide notice thereof to SRI.

                                   24. REFORM

A. The parties agree that if any part, form, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

B. In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, SRI, by written notice to Eurobiotech, may revise the provision in question or may delete it entirely so as to comply with the decision of the said court.

                            25. WAIVER AND ALTERATION

A. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the other party with respect to such future performance shall continue in full force and effect.

B. A provision of this Agreement may be altered only by a writing signed by both parties, except as provided by Article 24, above.

                                   26. MARKING

A. Eurobiotech shall place in a conspicuous location on any product or its packaging, which is made or sold under any Patent coming within this Agreement, a patent notice in accordance with the laws concerning the marking of patented articles.

B. Eurobiotech shall include a marking provision similar to Paragraph A above in every sublicense granted pursuant to Article 7 above.

                               27. IMPLEMENTATION

Each party shall execute any instruments reasonably believed by the other party to be necessary to implement the provisions of this Agreement.

                                28. GOVERNING LAW

This Agreement shall be deemed to have been entered into and shall be governed by, construed and enforced in accordance with laws of the State of Alabama of the United States of America and in the English language, and any action brought to enforce any provision or obligation hereunder shall be brought in a court of competent jurisdiction in the State of Alabama.

                    29. EXPORTATION OF TECHNICAL INFORMATION

Eurobiotech agrees not to export from The United States of America, directly or indirectly, any Technical Information furnished to Eurobiotech either directly or indirectly by SRI, except to the extent and to the countries permitted by the laws of The United States of America. Eurobiotech agrees to indemnify, defend and hold harmless SRI, its officers, agents and employees from all liability involving the violation of such export regulations, either directly or indirectly by Eurobiotech.

                                  30. HEADINGS

The headings of the articles, sections and paragraphs used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

                             31. PARTIES INDEPENDENT

In making and performing this Agreement, the parties act and shall act at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Eurobiotech and SRI. Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

                                32. COUNTERPARTS

This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

                                33. FORCE MAJEURE

The parties shall not be responsible for failure to perform any of the obligations imposed by this Agreement (except an obligation to pay money), provided such failure is caused by fire, storms, floods, strikes, lockouts, accidents, war, riots or civil commotions, inability to obtain railroad cars or raw materials, embargoes, any State or Federal regulation, law, or restriction, seizure or acquisition of the Technology or the Product(s) by the Government of the United States or of any state, or of any agency thereof or by reason of any compliance with a demand or request for such Product for any purpose for national defense, or any other cause or contingency beyond the reasonable control of said party (whether or not of the same kind or nature as the causes or contingencies above enumerated) shall not subject the party so failing to any liability to the other.

                                   34. NOTICE

For the purpose of all written communications between the parties, their addresses shall be:


If to EUROBIOTECH:                           If to SRI:

Address:   ________________________          Address:   ________________________
           ________________________                     ________________________
           ________________________                     ________________________
Attention: ________________________          Attention: ________________________
Telephone: ________________________          Telephone: ________________________
FAX:       ________________________          FAX:       ________________________

or any other addresses of which either party shall notify the other party in writing.

                                  35. EXECUTION

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.


EUROBIOTECH:                                 SRI:


By:         /s/ [ILLEGIBLE]                  By:         /s/ [ILLEGIBLE]
            -----------------------                      -----------------------

Print Name:     [ILLEGIBLE]                  Print Name:    [ILLEGIBLE]
            -----------------------                      -----------------------

Its:                  CEO                    Its:           President and CEO
            -----------------------                      -----------------------

Date:             19 Aug 98                  Date:               9/1/98
            -----------------------                      -----------------------

                                   APPENDIX I

                                   Filing                                                    Expiration
   Country          Serial No.      Date       Priority          Patent No.     Issued          Date
United States       07/355,358     5/23/89    5/23/89            5,034,518      7/23/91       7/23/2008
United States       07/693,646     5/10/91    5/23/89            5,384,310      1/24/95       7/23/2008
                                              & 5/10/91
United States       08/320,879     9/21/94    5/10/91            5,661,136      8/26/97       8/26/2014
European            90909080.5     5/23/90    5/23/89 U.S.       0473708
  France                                                         0473708        1/15/97       5/23/2010
  Germany                                                        0473708        1/25/97       5/23/2010
  Great Britain                                                  0473708        1/15/97       5/23/2010
  Italy                                                          0473708        1/25/97       5/23/2010
  Netherlands                                                    0473708        1/25/97       5/23/2010
  Spain                                                          0473708        1/25/97       5/23/2010
  Sweden                                                         90909080.5     1/15/97       5/23/2010
  Switzerland                                                    0473708        1/25/97       5/23/2010
European            92912163.0     5/7/92     5/23/89 U.S.       (Substantive (first) examination
  Austria                                     & 5/10/91 U.S.     report received; Claims equivalent
  Belgium                                                        to U.S. 07/693,646
  Germany
  Greece
  France
  Italy
  Luxembourg
  Monaco
  Netherlands
  Spain
  Sweden
  Switzerland
  United
    Kingdom

Japan               2-508789       5/23/90    5/23/89 U.S.       (Request for examination filed
                                                                 5/23/97; case expected to be taken
                                                                 up for examination about 5/99;
                                                                 Claims equivalent to U.S.
                                                                 07/355,358)
Japan               500121/1993    5/7/92     5/23/89 U.S.       (Request for examination must be
                                              & 5/10/91 U.S.     filed prior to 5/7/99; Claims
                                                                 equivalent to U.S. 07/693,646)
Canada              2,102,782      5/7/92     5/7/90             (Request for examination must be
                                                                 filed prior to 5/7/99; Claims
                                                                 equivalent to U.S. 07/693,646)

                                  APPENDIX II

                Terms for Eurobiotech Group. Inc. ("Eurobiotech")
                  and Southern Research Institute ("Southern").
                            Co-Development Agreement

Scope

     Co-develop Product(s) based on Southern's patented and patent-pending 2`-fluoro-2-halo substituted purine nucleoside technology.

Product(s)

     Drugs effective against hematologic malignancies and solid tumors as well as other therapeutic indications, such as (but not exclusively) skin disorders and transplantation immunity. All modes of administration, particularly oral and iv., are included in these terms as are specialized formulations such as those imparting controlled-release characteristics.

Agreement

     The parties hereby agree to enter into good faith discussions, based on the terms agreed to in this document, for the exclusive co-development, exclusive world-wide commercial rights except for Japan and Southeast Asia, to the Product(s) and all therapeutic indications and all modes of administration of the 2'-fluoro-2-halo substituted purine nucleoside technology.

Preclinical Development

     Funding provided by Eurobiotech not to exceed US$1 million for parenteral and oral preclinical toxicology, oral formulation, and other preclinical work needed prior to commencing clinical trials including development funds to explore other therapeutic indications.

Drug Synthesis for Preclinical and Phase I

     Discussions for the definitive Agreement will include the possible role of Southern in the supply of material and production of GMP and non-GMP Product(s).

Preclinical Toxicology

     To be performed by Southern whenever appropriate at a price to be negotiated. This agreement takes full account of the initial preparations for preclinical toxicology studies conducted and planned by the MD Anderson group.

Phase I

     Funding provided by Eurobiotech not to exceed US$1.25 million for Phase I clinical trials to be performed at the M. D. Anderson Cancer Center in Houston, Texas, for hematologic malignancies. Eurobiotech to further fund the preclinical and, if indicated, the clinical development for other therapeutic indications including, but not limited to, solid tumors, skin disorders and transplantation immunity.

Phase II

     Eurobiotech to fund the multi-center Phase II clinical trials of the 2'-fluoro-2-halo substituted purine nucleoside in hematologic malignancies. A decision to proceed or not will be made prior to or at the time when US$1.25 million has been expended. Eurobiotech's rights to hematologic malignancies will revert to Southern if the decision is not to proceed. Retention of rights to other therapeutic indications is contingent upon adequate levels of funding to be provided by Eurobiotech for fast-track preclinical and clinical development.

NDA After Phase II

     An NDA or equivalent document may be submitted to the FDA and/or foreign regulatory agencies if the results after completion of Phase II trials are encouraging and the agencies appear receptive.

Phase Ill

     If Eurobiotech decides not to proceed after completion of Phase II trials, the rights to the technology will revert to Southern. If Southern decides not to proceed with the co-development program (i.e., equal sharing of phase III costs) after completion of Phase II trials, Eurobiotech shall have the right to conduct the Phase III trials after paying a non-refundable option fee of $750,000 within 60 days of completion and evaluation of Phase II trials or 60 days from the commencement of Phase III trials, whichever is the earlier. If Southern decides to proceed with the co-development program, if Phase III trials are successful, and the parties decide to proceed with Phase III clinical trials, the costs incurred will be shared equally between Southern and Eurobiotech. In that case, there will be no option fee for commencing Phase III trials.

Intellectual Property Ownership

     Southern and Eurobiotech shall each retain full ownership of their existing intellectual property rights.

Additional Intellectual Property

     Ownership shall be linked directly to inventorship. Eurobiotech shall have the first right of negotiation to any additional intellectual property developed as a result of this co-development program.

Additional Compensation to Southern

     100,000 Shares of common stock of Eurobiotech; $750,000 milestone payment on completion of Phase III trials in Europe or the first sales of Product(s) in the USA, whichever is the earlier; payment of patent costs from the effective date of the definitive co-development Agreement for Southern and Sloan Kettering Institute.

Acquisition of Rights by Third Party (Non-Marketing by Eurobiotech)

     If all or part of the rights granted to Eurobiotech are acquired by a third party at, or before completion of Phase II clinical trials or prior to Phase III clinical trials, all current or future payments derived by Eurobiotech from the transfer, whether in cash, shares, property or the like, including but not limited to up-front payments, milestone payments and royalties will be divided equally between Southern and Eurobiotech.

     If Eurobiotech alone funds Phase III clinical trials, then if all or part of the rights are acquired by a third party during or after completion of Phase III trials, all current or future payments derived by Eurobiotech from the transfer, whether in cash, shares, property or the like, including but not limited to up-front payments and milestone payments but excluding royalties will be shared on the basis of 65% to Eurobiotech and 35% to Southern until 50% of the monies expended by Eurobiotech in conducting the Phase III trials are reimbursed. Thereafter, both parties shall receive 50% each of all payments derived from the transfer, exclusive of royalty payments. Royalty payments related to the transfer or sublicense of the rights to market or further sublicense Product(s) shall be divided in the ratio Eurobiotech 65; Southern 35.

     If a third party funds the Phase III trials either in whole or in part in return for rights, the parties to this Agreement shall divide all payments including up-front payments, milestone payments and royalties from that third party in equal amounts.

     If the parties to this Agreement share Phase III trial costs equally, then if all or part of the rights are acquired by a third party at, or before, or after completion of Phase 111 trials, all payments derived from the acquisition will be divided equally between Southern and Eurobiotech.

     All of the foregoing scenarios are subject to the approval of Southern which shall not be unreasonably withheld.

     As part of the co-development program, should Eurobiotech directly manufacture Product(s) for sale to a third party, Southern and Eurobiotech shall agree that net income from such sales shall be divided in the ratio Eurobiotech 65: Southern 35.

Marketing by Eurobiotech

     If products based on the 2'-fluoro-2-halo substituted purine nucleosides are brought to market for the treatment of hematologic malignancies and/or other therapeutic indications, Eurobiotech agrees to use all reasonable measures to market the products and to provide a sales force sufficient to properly support sales of the Product(s) in designated markets.

     A.   Phase III Funded by Eurobiotech

     Eurobiotech will pay Southern a 7% royalty payment on gross sales revenue on products related to the 2'-fluoro-2-halo substituted purine nucleoside technology, applicable in all geographic areas where Eurobiotech is responsible for the marketing of the Product(s).

     If the gross profit margin from opertions in any geographical area exceeds 30% a further profit-sharing agreement will apply, in addition to the above royalty payment, according to the following formula:

          Gross Profit Margin           Payment as % of net income*
          -------------------           ---------------------------
                 >70%                              20%
               50-70%                              10%
               31-49%                               5%

*net income to include total revenues but not include local sales tax and corporate income taxes.

     If a sublicense is granted to third parties to sell Product(s) in specified geographical regions, Southern shall receive 35% of all current and future payments obtained by Eurobiotech from the third parties including 35 % of all royalty payments made by the third parties.

     B.   Regulatory License Granted After Phase II Clinical Trials

     If regulatory approval is obtained after completion of Phase II trials, Eurobiotech shall pay Southern according to the terms of section A above.

     C.   Phase III Trial Cost Reimbursed

     If a third party reimburses the costs of a Phase III clinical trial in exchange for a transfer or sublicense of rights, Eurobiotech shall pay Southern for its marketing of Product(s) based on the terms of section A above, but all payments from such a sublicensee, including up-front, milestone and royalty payments shall be divided equally between the parties to this Agreement.

Disposition of Eurobiotech Rights

     Sale or acquisition of Eurobiotech's rights to this technology in whole or in part and whether or not in combination with the sale, acquisition, merger or disposition of Eurobiotech shall be on the general basis of Eurobiotech 65:
Southern 35 except as otherwise specified in the Agreement with the specific details to be negotiated in good faith and subject to the approval of Southern which shall not be unreasonably withheld.

Payment Duration

     Southern payments continue as long as Eurobiotech's, subject to good faith negotiations regarding the impact of patent expirations, non-patent countries, competition, infringement, know-how and other issues.

Foreign Taxes

     Payments to Southern shall be made through Eurobiotech U.S.A. and will not include deductions for foreign taxes (which not-for-profit U.S. corporations have no means of crediting or offsetting).

Due Diligence

     Upon the definitive Agreement being signed the two parties shall prepare, within 90 days of the date of signing, a business development plan outlining the strategy, timing and implementation of steps to commercialize the technology. Retention of rights by Eurobiotech is contingent upon submission of a NDA to the FDA within four years of the effective date of the definitive Agreement.

Sloan-Kettering Institute

     It is agreed that Southern shall be responsible for obtaining authorization and agreement from Memorial Sloan Kettering Institute in order to fully carry out its obligations under the terms of the definitive Agreement.

Authority

     Southern has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated hereby.

     Eurobiotech has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated hereby.


Signed on behalf of Southern                 Signed on behalf of Eurobiotech


/s/  [ILLEGIBLE]                             /s/  [ILLEGIBLE]
-----------------------------------          -----------------------------------


Chief Executive Officer                      Chairman
-----------------------------------          -----------------------------------
Position                                     Position


Sept. 22, 1997                               29/9/97
-----------------------------------          -----------------------------------
Date                                         Date

                Terms for Eurobiotech Group, Inc. ("Eurobiotech")
                  and Southern Research Institute ("Southern")
                            Co-Development Agreement

Scope

     Co-develop Product(s) based on Southern's patented and patent-pending 2'-fluoro-2-halo substituted purine nucleoside technology.

Product(s)

     Drugs effective against hematologic malignancies and solid tumors as well as other therapeutic indications, such as (but not exclusively) skin disorders and transplantation immunity. All modes of administration, particularly oral and iv., are included in these terms as are specialized formulations such as those imparting controlled-release characteristics.

Agreement

     The parties hereby agree to enter into good faith discussions, based on the terms agreed to in this document, for the exclusive co-development, exclusive world-wide commercial rights except for Japan and Southeast Ash, to the Product(s) and all therapeutic indications and all modes of administration of the 2'-fluoro-2-halo substituted purine nucleoside technology.

Preclinical Development

     Funding provided by Eurobiotech not to exceed US$1 million for parenteral and oral preclinical toxicology, oral formulation, and other preclinical work needed prior to commencing clinical trials including development funds to explore other therapeutic indications.

Drug Synthesis for preclinical and Phase I

     Discussions for the definitive Agreement will include the possible role of Southern in the supply of material and production of GMP and non-GMP Product(s).

Preclinical Toxicology

     To be performed by Southern whenever appropriate at a price to be negotiated. This agreement takes full account of the initial preparations for preclinical toxicology studies conducted and planned by the MD Anderson group.

Phase I

     Funding provided by Eurobiotech not to exceed US$1.25 million for Phase I clinical trials to be performed at the M. D. Anderson Cancer Center in Houston, Texas, for hematologic malignancies. Eurobiotech to further fund the preclinical and, if indicated, the clinical development for other therapeutic indications including, but not limited to, solid tumors, skin disorders and transplantation immunity.

Phase II

     Eurobiotech to fund the multi-center Phase II clinical trials of the 2'-fluoro-2-halo substituted purine nucleoside in hematologic malignancies. A decision to proceed or not will be made prior to or at the time when US$1.25 million has been expended. Eurobiotech`s rights to hematologic malignancies will revert to Southern if the decision is not to proceed. Retention of rights to other therapeutic indications is contingent upon adequate levels of funding to be provided by Eurobiotech for fast-track preclinical and clinical development.

NDA After Phase II

     An NDA or equivalent document may be submitted to the FDA and/or foreign regulatory agencies if the results alter completion of Phase II trials are encouraging and the agencies appear receptive.

Phase III

     If Eurobiotech decides not to proceed after completion of Phase II trials, the rights to the technology will revert to Southern. If Southern decides not to proceed with the co-development program (i.e., equal sharing of phase III costs) after completion of Phase II trials, Eurobiotech shall have the right to conduct the Phase III trials after paying a non-refundable option fee of $750,000 within 60 days of completion and evaluation of Phase II trials or 60 days from the commencement of Phase III trials, whichever is the earlier. If Southern decides to proceed with the co-development program, if Phase II trials are successful, and the parties decide to proceed with Phase III clinical trials, the costs incurred will be shared equally between Southern and Eurobiotech. In that case, there will be no option fee for commencing Phase III trials.

Intellectual Property Ownership

     Southern and Eurobiotech shall each retain full ownership of their existing intellectual property rights.

Additional Intellectual Property

     Ownership shall be linked directly to inventorship. Eurobiotech shall have the first right of negotiation to any additional intellectual property developed as a result of this co-development program.

Additional Compensation to Southern

     100,000 Shares of common stock of Eurobiotech; $750,000 milestone payment on completion of Phase III trials in Europe or the first sales of Product(s) in the USA, whichever is the earlier; payment of patent costs from the effective date of the definitive co-development Agreement for Southern and Sloan Kettering Institute.

Acquisition of Rights by Third Party (Non-Marketing by Eurobiotech)

     If all or part of the rights granted to Eurobiotech are acquired by a third party at, or before completion of Phase II clinical trials or prior to Phase HI clinical trials, all current or future payments derived by Eurobiotech from the transfer, whether in cash, shares, property or the like, including but not limited to up-front payments, milestone payments and royalties will be divided equally between Southern and Eurobiotech.

     If Eurobiotech alone funds Phase III clinical trials, then if all or part of the rights are acquired by a third party during or after completion of Phase III trials, all current or future payments derived by Eurobiotech from the transfer, whether in cash, shares, property or the like, including but not limited to up-front payments and milestone payments but excluding royalties will be shared on the basis of 65% to Eurobiotech and 35% to Southern until 50% of the monies expended by Eurobiotech in conducting the Phase III trials are reimbursed. Thereafter, both parties shall receive 50% each of all payments derived from the transfer, exclusive of royalty payments. Royalty payments related to the transfer or sublicense of the rights to market or further sublicense Product(s) shall be divided in the ratio Eurobiotech 65; Southern 35.

     If a third party funds the Phase III trials either in whole or in part in return for rights, the parties to this Agreement shall divide all payments including up-front payments, milestone payments and royalties from that third party in equal amounts.

     If the parties to this Agreement share Phase III trial costs equally, then if all or part of the rights are acquired by a third party at, or before, or after completion of Phase III trials, all payments derived from the acquisition will be divided equally between Southern and Eurobiotech.

     All of the foregoing scenarios are subject to the approval of Southern which shall not be unreasonably withheld.

     As part of the co-development program, should Eurobiotech directly manufacture Product(s) for sale to a third party, Southern and Eurobiotech shall agree that net income from such sales shall be divided in the ratio Eurobiotech 65:Southern 35.

Marketing by Eurobiotech

     If products based on the 2'-fluoro-2-halo substituted purine nucleosides are brought to market for the treatment of hematologic malignancies and/or other therapeutic indications, Eurobiotech agrees to use all reasonable measures to market the products and to provide a sales force sufficient to properly support sales of the Product(s) in designated markets.

     A.   Phase III Funded by Eurobiotech

     Eurobiotech will pay Southern a 7% royalty payment on gross sales revenue on products related to the 2'-fluoro-2-halo substituted purine nucleoside technology, applicable in all geographic areas where Eurobiotech is responsible for the marketing of the Product(s).

     If the gross profit margin from opertions in any geographical area exceeds 30% a further profit-sharing agreement will apply, in addition to the above royalty payment, according to the following formula:

          Gross Profit Margin           Payment as % of net income*
          -------------------           ---------------------------
                 >70%                               20%
               50-70%                               10%
               31-49%                                5%

*net income to include total revenues but not include local sales tax and corporate income taxes.

     If a sublicense is granted to third parties to sell Product(s) in specified geographical regions, Southern shall receive 35% of all current and future payments obtained by Eurobiotech from the third parties including 35 % of all royalty payments made by the third parties.

     B.   Regulatory License Granted After Phase II Clinical Trials

     If regulatory approval is obtained after completion of Phase II trials, Eurobiotech shall pay Southern according to the terms of section A above.

     C.   Phase III Trial Cost Reimbursed

     If a third party reimburses the costs of a Phase III clinical trial in exchange for a transfer or sublicense of rights, Eurobiotech shall pay Southern for its marketing of Product(s) based on the terms of section A above, but all payments from such a sublicensee, including up-front, milestone and royalty payments shall be divided equally between the parties to this Agreement.

Disposition of Eurobiotech Rights

     Sale or acquisition of Eurobiotech's rights to this technology in whole or in part and whether or not in combination with the sale, acquisition, merger or disposition of Eurobiotech shall be on the general basis of Eurobiotech 65:
Southern 35 except as otherwise specified in the Agreement with the specific details to be negotiated in good faith and subject to the approval of Southern which shall not be unreasonably withheld.

Payment Duration

     Southern payments continue as long as Eurobiotech's, subject to good faith negotiations regarding the impact of patent expirations, non-patent countries, competition, infringement, know-how and other issues.

Foreign Taxes

     Payments to Southern shall be made through Eurobiotech U.S.A. and will not include deductions for foreign taxes (which not-for-profit U.S. corporations have no means of crediting or offsetting).

Due Diligence

     Upon the definitive Agreement being signed the two parties shall prepare, within 90 days of the date of signing, a business development plan outlining the strategy, timing and implementation of steps to commercialize the technology. Retention of rights by Eurobiotech is contingent upon submission of a NDA to the FDA within four years of the effective date of the definitive Agreement.

Sloan-Kettering Institute

     It is agreed that Southern shall be responsible for obtaining authorization and agreement from Memorial Sloan Kettering Institute in order to fully carry out its obligations under the terms of the definitive Agreement.

Authority

     Southern has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated hereby.

     Eurobiotech has full power, authority and legal right to enter into this contemplated Agreement and to consummate the transactions contemplated hereby.


Signed on behalf of Southern                 Signed on behalf of Eurobiotech


/s/  [ILLEGIBLE]                             /s/  [ILLEGIBLE]
-----------------------------------          -----------------------------------


Chief Executive Officer                      Chairman
-----------------------------------          -----------------------------------
Position                                     Position


Sept. 22, 1997                               29/9/97
-----------------------------------          -----------------------------------
Date                                         Date

                                  APPENDIX III

   Extension of the Co-Development Program between Southern Research Institute and Eurobiotech Group, Inc.

WHEREAS Southern Research Institute ("SRI") and Eurobiotech Group, Inc. ("Eurobiotech") have entered into an Agreement dated 8/31/98 to co-develop 2'-fluoro-2-halo substituted purine nucleoside(s) for the treatment of hematological malignancies, other cancers and other therapeutic indications, and

WHEREAS both parties wish to further specify additional financial as well as research and development obligations of Eurobiotech,

NOW, THEREFORE, to consummate such extensions to the Co-Development Program by Eurobiotech, the parties agree as follows:

1.   INITIAL PAYMENT

     Eurobiotech agrees to pay SRI a total of $50,000 as an initial, once-only payment within ten (10) days of the signing of the Co-Development Agreement to co-develop 2'-fluoro-2-halo substituted purine nucleoside(s).

2.   RESEARCH AND DEVELOPMENT PAYMENTS

     Eurobiotech agrees to pay SRI a further $50,000 within 90 days of signing the Co-Development Agreement to be used for research and development to be conducted at SRI's laboratories with respect to the use of 2'-fluoro-2-halo substituted purine nucleoside(s) for therapeutic indications other than cancer. The research and development program will be mutually agreed upon by the parties and funding will begin no later than thirty (30) days after such agreement or within ninety (90) days of the effective date of the Co-Development Agreement, whichever date is earlier. It is not intended that the sum defined in this paragraph shall be the total cost of the research and development program for therapeutic indications other than cancer.

3.   TERMINATION OF AGREEMENT

     This extension of the Co-Development Agreement shall be governed by the termination provisions of the Co-Development Agreement.

                                   APPENDIX IV

                   Gross Profit Margin and Net Income Examples

     Joint product costing shall be based on the relative-sales-value method of joint cost assignment or other joint costing method according to generally accepted accounting principles and agreed to by Eurobiotech and SRI.

Gross Margin+

     Gross Sales Revenue                     ______________________

     Cost of Goods Sold:

          Joint costs (assigned)             ______________________
          Separable costs                    ______________________
               Total Cost of Goods Sold      ______________________
     Gross Margin                            ______________________
     Gross Profit Margin                   % ______________________

+Excludes SRI royalties

Net Income++

     Gross Sales Revenue                     ______________________
     Total Cost of Goods Sold                ______________________
          Gross Margin                       ______________________
     *Operating Expenses:
          Joint costs (assigned):
          Selling, G&A                       ______________________
          R&D, regulatory                    ______________________
          Depreciation & amortization        ______________________
          Financing & interest               ______________________
               Total joint costs             ______________________

     Separable costs:
          Selling, G & A                     ______________________
          R&D, regulatory                    ______________________
          Depreciation &amortization         ______________________
          Financing & interest               ______________________

               Total separable costs         ______________________
          Total Operating Expense            ______________________
     Net Income                              ______________________

++ Excludes SRI royalties, local taxes, corporate income taxes, foreign taxes.

* Assignment of such allowable operating expenses as selling, general and administrative; research and development, regulatory; depreciation and amortization; financing and interest shall be according to generally accepted accounting principles.

Inter Institutional Agreement                                             Page 1
SKI/ Southern

--------------------------------------------------------------------------------

                          INTER-INSTITUTIONAL AGREEMENT
                                    (SK#3294)


     Effective on the 31st day of August, 1998 (the "Effective Date"),

     SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH, a not-for-profit corporation organized and existing under the laws of the State of New York, and having a place of business located at 1275 York Avenue, New York, New York 10021 (hereinafter "SKI") and

     SOUTHERN RESEARCH INSTITUTE, a not-for-profit corporation organized under the laws of the State of Alabama and having a place of business located at 2000 Ninth Avenue South, P.O. Box 55305, Birmingham, Alabama 35205 (hereinafter "Southern"), hereinafter collectively referred to as the "Parties, or individually as a "Party"

     in  consideration  of the  mutual  covenants  contained  herein,  AGREE  AS
FOLLOWS:

                                    ARTICLE 1
                            BACKGROUND & DEFINITIONS

ss.1.1 The Parties to this agreement each have patents and/or patent applications relating to 2'-Fluoro-Arabinofuranosyl Purine Nucleoside technology including specific compounds, the synthesis of such compounds, and uses of such compounds as therapeutic treatments for cancer and other disease conditions, including:

          a. "SKI Patents" defined as compounds 3,4, 5 & 6 of claim 2 and compound 2 of claim 3 of U.S. Patent No. 4,751,221, issued June 14, 1988 entitled, 2'-Fluoro-Arabinofuranosyl Purine Nucleosides, and claim 1 of U.S. Patent No. 4,918,179 issued April 17, 1990 entitled 2'-Fluoro-Arabinofuranosyl Purine Nucleosides, and any conversions, continuations, continuations-in-part, divisionals, foreign equivalents, reissues, or other derivatives of these patents and patent applications and matters that are the subject of these patents and patent applications, (hereinafter referred to as SKI Patents); and

          b. "Southern Patents" defined as U.S. Patent 5,034,518 issued July 23, 1991 entitled, 2'-Fluoro-9-(2-Deoxy-2-Fluoro-B-D-Arabinofuranosyl) Adenine Nucleosides, U.S. Patent 5,384,310 issued January 24, 1995 entitled 2'-Fluoro-2-Haloarabinoadinosines and Their Pharmaceutical Compositions, and U.S. Patent 5,661,136 issued August 26, 1997 entitled 2-halo-2'-fluoro ARA adenosines as antinoplastic agents, and any conversions, continuations, continuations-in-part, divisionals, foreign equivalents, reissues, or other derivatives of these patents and patent applications and matters that are the subject of these patents and patent

Inter Institutional Agreement                                             Page 2
SKI/ Southern

--------------------------------------------------------------------------------

               applications (hereinafter referred to as "Southern Patents").

ss.1.2 "Technology" shall include Southern Patents and those SKI Patents (listed in Exhibit B of this Agreement) to the extent necessary to enable the practice of Southern Patents and SKI Patents issued in countries in which Southern Patents are not issued or pending.

ss.1.3    Inventions  described  in SKI Patents  were  developed  at SKI by Drs.
          Kyoichi A. Watanabe, Chung K. Chu, and Jack J. Fox, and inventions described in Southern Patents were developed at Southern by Drs. John
          A. Montgomery and John A. Secrist, III (hereinafter collectively referred to as "Inventors").

ss.1.4 The Parties desire to provide for the development, utilization, and commercialization of the Technology through licensing activities or co-development activites.

ss.1.5 "Confidential Information" means (i) any know-how, information or material in tangible form that is marked as confidential or proprietary by the furnishing party at the time it is delivered to the receiving party, and (ii) information that is disclosed orally, provided that such information is specifically identified by the disclosing party as Confidential Information; and provided further that any information that is disclosed orally be confirmed in written summary form by the disclosing party within thirty (30) days. The party who receives Confidential Information from the other party is referred to in this Agreement as the "Recipient", and the disclosing Party is referred to as the "Discloser".

                                    ARTICLE 2
                                    OWNERSHIP

ss.2.1 The Parties have or shall have separate agreements with their respective Inventors, whereby their respective Inventors agree to assign all right, title and interest in Inventions to their institutions, and whereby the respective Inventors agree to cooperate with and assist their institutions in preparing, filing, prosecuting and maintaining patent applications and patents relating to Inventions throughout the world.

ss.2.2 Each Party shall explicitly retain their respective rights and ownership it may have in Technology.

                                    ARTICLE 3
                                COMMERCIALIZATION

ss.3.1 The Parties shall each cooperate to achieve the commercial utilization and exploitation of Technology and shall keep each other informed of all requests by third Parties concerning commercial utilization or exploitation.

Inter Institutional Agreement                                             Page 3
SKI/ Southern

--------------------------------------------------------------------------------

ss.3.2    The Parties warrant and represent that with respect to Technology they
          are  under  no  obligation   to  anyone  other  than  the   inventors,
          contributors, and funding agencies.

ss.3.3 Except as otherwise expressly set forth in this Agreement, each Party MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND ABSENSE OF INFRINGEMENT OF OR BY RIGHTS OF OTHERS.

ss.3.4 Each Party is unaware of any claims asserted against them by any third parties with respect to patent infringement or any other type of liability relevant to licensing of the Technology, which have not been disclosed to the other Party as of the Effective Date of this Agreement.

                                    ARTICLE 4
                                     GRANTS

ss.4.1 Upon execution of the co-development agreement between Southern and Eurobiotech Group, Inc. (hereinafter "Eurobiotech") shown in Exhibit A (hereinafter "Eurobiotech Agreement") by both Southern and Eurobiotech, SKI will have been deemed to have granted to Southern an exclusive, worldwide license to SKI's rights in the Technology, with the right to sublicense, to the extent necessary for Southern to fulfill its obligations under its license of the Technology to Eurobiotech Group, Inc.

ss.4.2 Both SKI and Southern are free to use the Technology for their internal purposes in any way they deem fit, without informing the other party.

                                    ARTICLE 5
                               SHARING OF PROCEEDS

ss.5.1 All proceeds received by Southern, including but not limited to cash or common stock payments, from the licensing or other commercial utilization of any portion of Technology pursuant to Articles 3 and 4, excluding fees for research & development, shall be apportioned seventy-five percent (75%) to Southern and twenty-five percent (25%) to SKI until the termination of Eurobiotech Agreement.

ss.5.2 If Southern receives from Eurobiotech anything of value in lieu of cash payments, Southern shall share such payment with SKI according to
          Article 5.1, based on the fair market value of such payment on the date received by Southern, unless SKI waives in writing such payment obligation in part or in full.

Inter Institutional Agreement                                             Page 4
SKI/ Southern

--------------------------------------------------------------------------------

ss.5.3 Southern agrees to distribute to SKI it's share of royalty or other income in accordance with this Agreement, within thirty (30) days of receiving such payments. If distribution requires having shares of stock be put into SKI's name, Southern agrees to initiate such procedure within fifteen (15) days of of receipt of such stock shares. Such payments shall be accompanied by a report from each licensee detailing the calculation of royalties or milestone payment being paid. Such payments shall show "Payment under Contract SK# 3294" on the check stub, and shall be sent to:

                 Memorial Sloan-Kettering Cancer Center
                 Office of Industrial Affairs
                 1275 York Avenue
                 New York, New York 10021

          Failure to pay such sums within thirty (30) days of receipt from licensee shall be considered a material breach of this Agreement and, after due notice according to Article 12, is sufficient grounds for termination of this Agreement with the non-paying Party.

ss.5.4 Southern shall keep full, true and accurate records containing all particulars that may be necessary for the purpose of showing the proceeds paid. For the term of this Agreement, upon receipt of thirty
          (30) days prior written notice, Southern shall allow SKI or its agents to inspect such records for the purpose of verifying Southern's payment statements or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than five percent (5%) discrepancy in reporting to SKI's detriment, Southern agrees to pay the full cost of such inspection.

ss.5.5 Southern agrees to copy SKI promptly with all material correspondence between Southern and Eurobiotech and to consult with Sloan-Kettering on all Southern decisions which may cost an estimated $1000 or more, or which may affect the value of the Technology or the income from the Technology by an estimated $1000 or more.

                                    ARTICLE 6
                          PATENT MANAGEMENT & EXPENSES

ss.6.1 SKI shall be responsible for preparing, filing, prosecuting and maintaining SKI Patents. As of the Effective Date of the Eurobiotech Agreement, SKI shall maintain SKI Patent Rights until the expiration of such rights or the termination of this Agreement, whichever occurs first. SKI agrees to copy Southern on patent correspondence relating to SKI Patent Rights.

ss.6.2 Southern shall be responsible for preparing, filing, prosecuting and maintaining Southern Patents. As of the Effective Date of the Eurobiotech Agreement, Southern shall maintain Southern Patent Rights until the expiration of such rights or the termination of this Agreement, whichever occurs first. Southern agrees to copy SKI on patent correspondence relating to Southern Patent Rights.

ss.6.3 All costs and expenses associated with preparing, filing, prosecuting and maintaining

Inter Institutional Agreement                                             Page 5
SKI/ Southern

--------------------------------------------------------------------------------

          all patent applications and patents relating to Technology shall be borne by the respective Party until the execution of the Eurobiotech Agreement. Upon signing the Eurobiotech Agreement, Southern shall be responsible for and pay all future costs and expenses incurred by SKI for the preparation, filing, prosecution, issuance, and maintenance of the SKI Patents. SKI or its outside patent counsel will submit invoices to Southern for such costs and expenses, and Southern shall pay the invoiced amount within sixty days (60) of the date of such invoice.

ss.6.4 Failure to pay patent expenses shall be considered a material breach of contract and, after due notice according to Article 12, is sufficient grounds for termination of this Agreement with the non-paying Party.

                                    Article 7
                                    Interest

ss.7.1 Southern shall pay to SKI interest on any amounts not paid when due. Such interest will accrue from the fifteenth (15th) day after the payment was due at a rate two percent (2%) above the daily prime interest rate, as determined by The Chase Manhattan Bank (N.A.) or its successor entity, on each day the payment is delinquent, and the interest payment will be due and payable on the first day of each month after interest begins to accrue, until full payment of all amounts due Sloan-Kettering is made.

ss.7.2 SKI's rights to receive such interest payments shall be in addition to any other rights and remedies available to SKI.

ss.7.3 If the interest rate required in this subsection exceeds the legal rate in a jurisdiction where a claim for such interest is being asserted, the required interest rate shall be reduced, for such claim only, to the maximum interest rate allowable in the jurisdiction.

                                    ARTICLE 8
                                 CONFIDENTIALITY

ss.8.1 During the term of this Agreement and for a period of five years thereafter, The receiving party (hereinafter "Recipient") shall retain in confidence, and shall not disclose to a third party without the express written consent of the disclosing party (hereinafter "Discloser"), any Confidential Information disclosed under this Agreement, except for that Confidential Information which:

          a) was in the possession or control of the Recipient before it was received, as shown by written records;

          b) is available, or becomes available, to the public through no fault of Recipient or of any of Recipient agents or employees;

          c) is rightfully received from sources not bound by a similar confidentiality agreement

Inter Institutional Agreement                                             Page 6
SKI/ Southern

--------------------------------------------------------------------------------

               with the Discloser, or

          d) is independently developed by Recipient without knowledge or use of the Confidential Information, as proven by competent evidence.

ss.8.2 After receipt of written consent from Discloser to disclose Confidential Information to a third party, and prior to such disclosure, Recipient hereto shall obtain the written agreement of such third party, who is not otherwise bound by fiduciary obligations to Recipient, to hold in confidence and not make use of Confidential Information for any purpose other than those permitted by this Agreement. Recipient shall notify the other promptly upon discovery of any unauthorized use or disclosure of the Discloser's Confidential Information.

ss.8.3 Nothing in this Agreement shall preclude SKI or Southern from making reports or disclosures required by the National Institutes of Health or any other organization which provided funds used for the research relating to Technology, or disclosing Confidential Information to the minimum extent required to comply with court orders, regulations or statutes.

                                    ARTICLE 9
                               PATENT INFRINGEMENT

ss.9.1 If any Party becomes aware of any infringement of a patent covered by this Agreement, it shall notify and discuss with the other Party what action is required to terminate such infringement. Each Party shall have the option of taking action against any third party infringer of their respective patent rights. If both Parties agree to act against the infringement jointly, they shall share equally in the expenses and disbursements in connection with such action and shall also share equally all monies received as a result of such action. If one Party does not agree to join in the action against infringement, the other Party will have the right to prosecute a patent infringement action at their sole expense, and shall be entitled to retain all monies recovered.

ss.9.2 If the Eurobiotech Agreement has been executed at the time the Parties become aware of any such infringement, Eurobiotech may join in such action against any third party infringer as specified in the Eurobiotech Agreement. In that event one or both Parties may elect not to join in the action against the third party infringer as specified in the Eurobiotech Agreement without being penalized according to
          Article 9.1.

                                   ARTICLE 10
                                INVENTORS SHARES

ss.10.1 This Agreement does not preclude inventors institutions their share of royalty income and under the respective patent policies of each from receiving from their respective such other benefits, if any, specified of the Parties or under such other

Inter Institutional Agreement                                             Page 7
SKI/ Southern

--------------------------------------------------------------------------------

          agreements that may exist between inventors and their respective institutions. No Party shall be responsible for the other Parties' obligations to their inventors.

                                   ARTICLE 11
                                NON-USE OF NAMES

ss.11.1 Neither Party shall use the names of the other Party, nor any of its Affiliates, employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from the other Party in each case.

                                   ARTICLE 12
                              TERM AND TERMINATION

ss.12.1 This Agreement shall remain in effect from the Effective Date until the last to occur of: (a) the expiration of the last to expire of SKI Patents and Southern Patents; (b) the expiration of the Eurobiotech Agreement, (c) termination according to ss.12.2 of this Agreement; or
          (d) by mutual agreement of the parties expressed in writing.

ss.12.2 Failure by any Party to comply with any of the material obligations and conditions contained in this Agreement shall entitle the other Party to give written notice requiring it to cure such default. If such default is not cured within sixty (60) days after receipt of such notice, the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement with the defaulting Party by giving notice to take effect immediately.

ss.12.3 Provisions of Article 8, and any other obligation incurred by a Party during the term of this Agreement shall survive termination.

                                   ARTICLE 13
                                  SEVERABILITY

ss.13.1 If one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided that the intent of the Parties in entering into the Agreement is not materially affected thereby.

                                   ARTICLE 14
                                     NOTICES

ss.14.1 Any communication required or permitted under this Agreement shall be made in writing and sent to such Party, postage prepaid, addressed to it as set out below, or as it shall subsequently designate by notice to the other Party. However, if the communication involves an alleged breach of this Agreement or a cancellation of this

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Inter Institutional Agreement                                             Page 8
SKI/ Southern

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          Agreement, such communication shall be sent by registered or certified mail or other means providing proof of delivery, and also communicated by telephone as promptly as possible. Communications or notices shall be addressed as follows:

          In the case of SKI, the communication or notice shall be addressed to:

                   Sloan-Kettering Institute for Cancer Research
                   1275 York Avenue
                   New York, New York 10021
                      Attention: James S. Quirk
                                 Senior Vice President
                                 Research Resources Management

          In the case of Southern, the communication or notice shall be addressed to:

                   Southern Research Institute
                   2000 Ninth Avenue South
                   P.O. Box 55305
                   Birmingham, Alabama 35255-5305
                   Attention:   President

                                   ARTICLE 15
                                  GOVERNING LAW

ss.15.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                   ARTICLE 16
                                ENTIRE AGREEMENT

ss.16.1 This instrument contains the entire Agreement between the Parties hereto and supersedes all prior Agreements with respect to Technology. Any modifications of this Agreement to be effective must be in writing and signed by all Parties.

                                   ARTICLE 17
                                 INDEMNIFICATION

ss.17.1 Southern, and any sublicensee of rights granted under this Agreement, including Eurobiotech, shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold SKI, its Board of Managers, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed

Inter Institutional Agreement                                             Page 9
SKI/ Southern

--------------------------------------------------------------------------------

          Product(s) and/or Licensed Process(es) or arising from any obligation of LICENSEE hereunder, except for any injuries, losses or damages that specifically result from the gross negligence or willful misconduct of SKI.

                                   ARTICLE 18
                             MISCELANEOUS PROVISIONS

ss.18.1 Each Party hereby acknowledges that the rights and obligations of this Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each Party shall comply with all such laws and regulations.

ss.18.2 This Agreement shall not be construed to grant any license or other rights to either party in any patent rights, know-how, or other technology of the other party, except as expressly provided in this Agreement.

ss.18.3 Neither party shall assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other, except to successor to all or substantially all of the party's assets or business operations relating to the intellectual property that is the subject of this Agreement. Any purported assignment in violation of this article shall be null and void.

ss.18.4 The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

ss.18.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have the Effective Date.


Sloan-Kettering Institute for Cancer         Southern Research Institute
Research


By:  /s/  G. Bernhardt                       By:  /s/  G. E. Dwyer
     ------------------------------               ------------------------------
Name:  James S. Quirk                        Name:  G. E. Dwyer
Title: Senior Vice President                 Title: President and CEO
       Research Resources Management


Date:     9/8                  , 1998        Date:     9/1/98            , 1998
     --------------------------------             -----------------------------

Inter Institutional Agreement
SKI/ Southern

--------------------------------------------------------------------------------

                                    EXHIBIT B


SKI Patents

     United States Patent Number 4,751,221 issued June 14, 1988
     United States Patent Number 4,918,179 issued April 17,1990
     Canadian Patent Number 1,271,192 issued July 3, 1990
     EPO Patent Number 0219829 issued December 30, 1992 in Germany, France, and the United Kingdom
     Japanese Patent Number 1998734 issued December 5, 1995


Southern Patents

     United States Patent Number 5,034,518 issued July 23, 1991
     United States Patent Number 5,384,310 issued January 24, 1995
     United States Patent Number 5,661,136 issued August 26,1997
     European Patent Number 0473708 issued January 15, 1997 in France, Germany,
          Great Britain, Italy, Netherlands, Spain, Sweden, and Switzerland European Patent Application Serial Number 92912163.0 filed May 7,1992, designating Austria, Belgium, Germany, Greece, France, Italy, Luxembourg, Monaco, Netherlands, Spain, Sweden, Switzerland, and the United Kingdom.
     Japanese Patent Application Serial Number 2-508789 filed May 23, 1990 Japanese Patent Application Serial Number 500121/1993 filed May 7, 1992 Canadian Patent Application Serial Number 2,102,782 filed May 7, 1992

                                     [LOGO]

                              Senior Vice President
                          Research Resources Management



                                                               September 3, 1998


TO WHOM IT MAY CONCERN:

     In my absence, Mr. Gustave J. Bernhardt, Director, Research Resources Management, will sign as an institutional official for the Sloan-Kettering Institute for Cancer Research.


                                             /s/  James S. Quirk
                                                  -----------------------------
                                                  James S. Quirk
                                                  Senior Vice President

JSQ:meb


                     Memorial Sloan-Kettering Cancer Center
                   1275 York Avenue, New York, New York 10021

                   NCI-designated Comprehensive Cancer Center